Baker Tilly Virchow Krause, LLP
225 S Sixth St, Ste 2300
Minneapolis, MN 55402-4661
tel 612 876 4500
fax 612 238 8900
bakertilly.com

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-144688, 333-127034,333-114231,333-168011) and Form S-8 (File No. 333-145719, 333-54164, 333-166272) of Vascular Solutions, Inc. of our report dated February 5, 2013, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears on page 47 of this annual report on Form 10-K for the year ended December 31,2012.

Minneapolis, Minnesota
February 5, 2013

An Affirmative Action Equal Opportunity Employer